February 24, 2000


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: General Form for Registration of Securities on Amendment 3 to Form 10-SB for Allergy Immuno Technologies, Inc.



We have read Part II, Item 3 included in Amendment 3 to Form 10-SB for Allergy Immuno Technologies, Inc. (Commission File No. 000-26189) dated February 24, 2000 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.




/s/ CORBIN & WERTZ